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                                                                     EXHIBIT 4.6


                                     FORM 27

                             MATERIAL CHANGE REPORT


ITEM 1            REPORTING ISSUER:

Paramount Resources Ltd.
4700 Bankers Hall West
888 - 3rd St. SW
Calgary, Alberta T2P 5C5


ITEM 2            DATE OF MATERIAL CHANGE:

March 11, 2003


ITEM 3            NEWS RELEASE:

A news release was issued on March 11, 2003.


ITEM 4            SUMMARY OF MATERIAL CHANGE:

On March 11, 2003, the formation and structuring by Paramount Resources Ltd. ("PRL") and Paramount Energy Trust ("PET") of PET, as described in PET's Canadian prospectus dated January 29, 2003 and U.S. prospectus dated February 3, 2003, was completed. The final transactions involved the closing of the rights offering by PET and the closing of the acquisition of certain assets from PRL by Paramount Operating Trust ("POT"), PET's operating subsidiary.

On March 11, 2003, POT and PRL closed the acquisition by POT of natural gas assets in northeast Alberta from PRL for a purchase price of $220 million. These assets had a combined daily average production of 74 mmcf of natural gas during the six months ended December 31, 2002. The revenues and expenses associated with these assets accrued to POT for POT's account as of July 1, 2002. The assets acquired by POT are in addition to the natural gas assets in the Legend area that POT acquired from PRL in early February of 2003. The combined production of natural gas from the assets in the Legend area and the assets acquired by POT on March 11, 2003 averaged 94 mmcf per day during the six months ended December 31, 2002.


ITEM 5            FULL DESCRIPTION OF MATERIAL CHANGE:

On March 11, 2003, POT and PRL closed the acquisition by POT of natural gas assets in northeast Alberta from PRL for a purchase price of $220 million. These assets consisted of PRL's natural gas assets in the Bohn Lake, Chard, Chard Southwest, Clyde, Cold Lake, Cold Lake Sonoma, Corner, Hoole, Kettle River, Legend East, Leismer/Leismer South, Liege East, Liege North, Liege South, Pony, Quigley, Saleski, Surmont, Teepee Creek, Thornbury and Winefred areas. These assets had a combined average production of 74 mmcf per day of natural gas during the six months ended December 31 2002. The revenues and expenses associated with these assets accrued to POT for POT's account as of July 1, 2002. The assets acquired by POT are in addition to the natural gas assets in the Legend area that POT acquired from PRL in early February of 2003. The combined production of natural gas from the assets in the Legend area and the assets acquired by PET on March 11, 2003 averaged 94 mmcf per day during the six months ended December 31, 2002.

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The closing of the above transaction represented the completion of the formation and structuring by PRL and PET of PET as described in PET's Canadian prospectus dated January 29, 2003 and U.S. prospectus dated February 3, 2003.


ITEM 6            FILING ON A CONFIDENTIAL BASIS:

Not applicable


ITEM 7            OMITTED INFORMATION:

None


ITEM 8            SENIOR OFFICERS:

James H.T. Riddell, President, or
Charles E. Morin, Corporate Secretary
Fax: (403) 262-7994, Phone: (403) 290-3600


ITEM 9            STATEMENT OF SENIOR OFFICER:

The foregoing accurately discloses the material change referred to in this report.

DATED at Calgary, Alberta this 15th day of March, 2003.

                                        PARAMOUNT RESOURCES LTD.

                                        Per:            (SIGNED)
                                            ------------------------------------
                                               James H.T. Riddell, President

IT IS AN OFFENCE UNDER SECURITIES LAWS FOR A PERSON OR COMPANY TO MAKE A STATEMENT IN A DOCUMENT REQUIRED TO BE FILED OR FURNISHED UNDER THE ACT OR THE RULES THAT, AT THE TIME AND IN THE LIGHT OF THE CIRCUMSTANCES UNDER WHICH IT IS MADE, IS A MISREPRESENTATION.